FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-172366-08

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2013-LC12
**ANNOUNCEMENT** $1,147.112MM FIXED-RATE CMBS OFFERING (PUBLIC NEW ISSUE)
**ANNOUNCEMENT** $166.936MM FIXED-RATE CMBS OFFERING (PRIVATE NEW ISSUE)

CO-LEAD MANAGERS & JT BOOKRUNNERS: WELLS FARGO SECURITIES AND RBS
CO-MANAGER: CITIGROUP (PUBLIC), BANK OF AMERICA MERRILL LYNCH (CLASS D ONLY)

OFFERED CERTIFICATES - PUBLIC

CLASS	F/KBRA/MDY	$SIZE(MM)	WAL	C/E	CUM LTV	NOI DY	PxG
A-1	AAA(sf)/AAA(sf)/Aaa(sf)	130.432	3.58	30.000%	46.4%	15.3%	70A
A-2	AAA(sf)/AAA(sf)/Aaa(sf)	80.000	7.79	30.000%	46.4%	15.3%	125A
A-3	AAA(sf)/AAA(sf)/Aaa(sf)	160.000	9.76	30.000%	46.4%	15.3%	-
A-4	AAA(sf)/AAA(sf)/Aaa(sf)	366.055	9.83	30.000%	46.4%	15.3%	120A
A-SB	AAA(sf)/AAA(sf)/Aaa(sf)	149.929	7.80	30.000%	46.4%	15.3%	110A
A-S	AAA(sf)/AAA(sf)/Aaa(sf)	116.257	9.89	21.750%	51.9%	13.7%	160A
B	AA-(sf)/AA-(sf)/Aa3(sf)	88.072	9.96	15.500%	56.0%	12.7%	210A
C	A-(sf)/A-(sf)/A3(sf)	56.367	9.96	11.500%	58.7%	12.1%	260A
PEX	A-(sf)/A-(sf)/A1(sf)	260.696	9.93	11.500%	58.7%	12.1%	-
X-A	AAA(sf)/AAA(sf)/Aaa(sf)	1102.673	N/A	N/A	N/A	N/A

NON-OFFERED CERTIFICATES - PRIVATE (144A)

CLASS	F/KBRA/MDY	$SIZE(MM)	WAL	C/E	CUM LTV	NOI DY	PxG
A-3FL	AAA(sf)/AAA(sf)/Aaa(sf)	100.000	9.76	30.000%	46.4%	15.3%	-
D	BBB-(sf)/BBB-(sf)/NR	66.936	9.96	6.750%	61.8%	11.5%	435A

COLLATERAL SUMMARY
CUT-OFF DATE BALANCE:	$1,409,166,822
NUMBER OF LOANS:	83
NUMBER OF PROPERTIES:	150
WA CUT-OFF LTV:	67.1%
WA BALLOON LTV:	57.2%
WA U/W DSCR:	1.75x
WA U/W NOI DEBT YIELD:	10.7%
WA MORTGAGE RATE:	4.334%
TOP TEN LOANS %:	56.2%
WA TERM TO MATURITY (MOS):	115
WA AMORTIZATION TERM (MOS):	342
WA SEASONING (MOS):	1

LOAN SELLERS:	LCF (39.3%), RBS (33.9%), WFB (26.8%)

TOP 5 PROPERTY TYPES:	RETAIL (39.8%), OFFICE (21.8%),
MHC (12.9%), HOSPITALITY (12.0%),
MULTIFAMILY (5.8%)

TOP 5 STATES:	FL(12.1%), NC(8.3%), GA(7.9%), VA(7.3%), MI(6.8%)

MASTER SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION
SPECIAL SERVICER:	RIALTO CAPITAL ADVISORS, LLC
SUBORDINATE CLASS REP:	RIALTO REAL ESTATE FUND, LP
TRUST ADVISOR:	PARK BRIDGE LENDER SERVICES LLC

DOCUMENTS & TIMING
ANTICIPATED PRICING:	LATE WEEK OF 7/8/EARLY WEEK OF 7/15
ANTICIPATED SETTLEMENT:	July 30, 2013

ROADSHOW
NEW YORK 1x1's:	TUES, 7/9
CONFERENCE CALLS:	UPON DEMAND

MINNEAPOLIS, BREAKFAST:	TUES, 7/9 @ 8:00AM CST, GRAND HOTEL MINNEAPOLIS
HARTFORD, BREAKFAST:	WED, 7/10 @ 8:30AM EST, MAX'S DOWNTOWN
BOSTON, LUNCH:	WED, 7/10 @ 12:00PM EST, LANGHAM

GLOBAL INVESTOR CALL
DATE:	TUES, 7/9
TIME:	2:30PM EST
US DIAL-IN:	(866) 490-4070
INTERNATIONL DIAL-IN:	(706) 758-3447
CONFERENCE ID:	14483376

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a  registration statement (including a prospectus) with the Securities and  Exchange Commission (‘‘SEC’’) (SEC File No. 333-172366) for the offering to  which this communication relates. Before you invest, you should read the  prospectus in the registration statement and other documents the depositor has  filed with the SEC for more complete information about the depositor, the  issuing entity and this offering. You may get these documents for free by  visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the  depositor, any underwriter, or any dealer participating in the offering will  arrange to send you the prospectus after filing if you request it by calling  toll free 1-800-745-2063 (8 a.m. – 5 p.m. EST) or by emailing  wfs.cmbs@wellsfargo.com.

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If this communication relates to an offering of US registered securities (i) a  registration statement has been filed with the SEC, (ii) before investing you  should read the filed documents, and (iii) you may obtain these documents from  your sales representative, by calling 1-800-326-5897 or visiting www.sec.gov.  If this communication relates to a securities offering exempt from US  registration, you should contact your sales representative for the complete  disclosure package. For information regarding Wells Fargo, see  https://www.wellsfargo.com/com/disclaimer/wfid3. In Japan, see:  https://www.wellsfargo.com/com/disclaimer/wfsjb3.